U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 18, 2011

GLOBAL IMMUNE TECHNOLOGIES, INC.

(Exact Name of registrant as specified in its Charter)

Wyoming	0-30520	98-05327255
(State of Incorporation)	Commission File No.	(IRS Employer
Identification No.)

Avenida Jaime III, 25 1-B, 07012 Palma de Mallorca, Spain
(Address of principal executive offices) (Zip Code)

Registrant=s telephone number, (902)   459  -  1133

 _____________________________________

(Registrant=s former name and address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

PURCHASE AND ASSIGNMENT AGREEMENT

This “Agreement”), is entered into on 20th day of December, 2010, by and between MID ATLANTIC CAPITAL ASSOCIATES SL, a Spanish company (the “Assignor”) and GLOBAL IMMUNE TECHNOLOGIES, INC., a publically quoted Wyoming corporation (the “Assignee”).

Assignor is the legal and beneficial owner of an Agreement dated 11 October 2010 with an addendum dated 24 November 2010 both made with INSTITUTE FOR APPLIED TECHNOLOGY, of Germany (the “Company” or “IAT”) owner and developer of certain solar energy collector technology and related inventions and products and know-how and patents pending (the “Technology”) these documents are attached hereto and made a part hereof;

Assignor desires to assign and Assignee desires to accept from Assignor the agreements concerning the Technology and the Company, on the basis of the representations, warranties and agreements contained in this Agreement;

Consideration for assignment of the Agreement shares of Assignee Common Stock (the “Shares”) will be paid to Assignor as set forth herein, the Assignee has agreed to pay Assignor the aggregate sum of 1,000,000 Shares (the “Purchase Price”);

Assignee and IAT desire to form a new board of directors, seek funding using the Assignee’s standing as a public company as soon as the Agreement and Closing Date have been executed and re-organized per Schedule A including a name change, attached hereto and made a part hereof;

IAT will give a license agreement regarding the Technology to RENON GmbH (“RENON”), a recently formed wholly-owned subsidiary of Assignee as part of the consideration for share issuance of 92,000,000 to IAT .

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Immune Technologies, Inc.

Dated: February 18, 2011

/s/ Donald Perks

By: Donald Perks

              Title: President